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                    July 28, 2022

       Kevin Herde
       Chief Financial Officer
       Maravai LifeSciences Holdings, Inc.
       10770 Wateridge Circle
       Suite 200
       San Diego, CA 92121

                                                        Re: Maravai
LifeSciences Holdings, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            File No. 001-39725

       Dear Mr. Herde:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences